                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Breakaway Solutions, Inc.

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of Breakaway Solutions, Inc. of our reports dated February 7, 2000 except for paragraph five of Note 6, which is as of March 7, 2000, relating to the consolidated balance sheets of Breakaway Solutions, Inc. as of December 31 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999, Annual Report on Form 10-K of Breakaway Solutions, Inc.

                                  /s/ KPMG LLP


Boston, Massachusetts
April 21, 2000